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RIVERSOURCE LIFE INSURANCE COMPANY
70100 Ameriprise Financial Center
Minneapolis, MN 55474

1-800-541-2251

              ACCELERATED DEATH BENEFIT RIDER FOR TERMINAL ILLNESS

NOTICE: Benefits advanced under this rider may or may not be taxable. Whether You incur a tax liability when benefits are advanced depends on how the IRS interprets applicable portions of the Tax Code. As with all tax matters, You should consult a personal tax advisor to assess the impact of this benefit.

Based on the application for this rider, this rider is made a part of the policy. This rider is subject to all policy terms and provisions unless this rider changes them. This rider does not increase Your policy values.

Any Accelerated Benefit advanced under this rider will reduce the Proceeds payable to the beneficiary upon death of the Insured and will reduce Your access to the Cash Surrender Value for policy loans, partial surrenders and full surrender of the policy.

DEFINITIONS

ACCELERATED BENEFIT. An Accelerated Benefit is the advance of any part of the policy's death benefit prior to the date of death of the Accelerated Benefit Insured. Under the terms of this rider, each Accelerated Benefit advance and interest charge results in the establishment of a lien equal to the Total Accelerated Benefit against the policy's death benefit. Any benefits that are not part of the policy's death benefit are not affected by any Accelerated Benefit advanced under the terms of this rider. An Accelerated Benefit will be advanced to You as a lump sum payment. An additional Accelerated Benefit may be used to pay premiums required to keep the policy In Force, repay policy loans, pay the Administrative Expense Charge or pay interest on the lien.

ACCELERATED BENEFIT INSURED. Accelerated Benefit Insured means the Insured of the policy to which this rider is attached.

ADMINISTRATIVE EXPENSE CHARGE. The Administrative Expense Charge, if any, will be determined at the time an Accelerated Benefit lump sum advance is applied for. It will be equal to .25% (.0025) of the Accelerated Benefit lump sum advanced to You. However, the Administrative Expense Charge for the first Accelerated Benefit lump sum advanced to You will not be less than $250.
The maximum Administrative Expense Charge will be $500 for all lump sum advances combined. The Administrative Expense Charge will be paid to Us using an additional Accelerated Benefit immediately following the payment of an Accelerated Benefit lump sum advance.

EFFECTIVE DATE. The Effective Date of this rider will be as follows:

     1. for a rider requested in the original application for the policy, the Effective Date will be the Policy Date; or

     2. for a rider requested after the Policy Date, the Effective Date will be the date shown under Policy Data; or

     3. for any insurance that has been reinstated, or for any increase in coverage, the Effective Date of such coverage under this rider will be the effective date of such coverage described in the policy.

IMMEDIATE FAMILY. Immediate Family means a spouse, child, grandchild, brother, sister, parent, or grandparent of the Accelerated Benefit Insured or You, or a child, grandchild, brother, sister, parent, or grandparent of the spouse of the Accelerated Benefit Insured or You.

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MAXIMUM ACCELERATED BENEFIT. The maximum amount that may be advanced to You for the first lump sum advance will be calculated as of the date that satisfactory Proof of Terminal Illness is received by Us. It may not exceed the lesser of (1) or (2) where:

     1. is 50% of the policy's death benefit minus any outstanding policy loans and unpaid loan interest; and

     2.   is $250,000.

The maximum amount that may be advanced to You for a subsequent lump sum advance will be calculated as of the date of Your request. It may not exceed the lesser of (1) or (2) where:

     1. is 50% of the policy's death benefit minus any existing Total Accelerated Benefit; and

     2. is $250,000 minus any previous lump sum advances that have not been repaid.

Subject to the limits described above, Accelerated Benefit lump sum payments may be advanced to You and additional Accelerated Benefits may be used to pay premiums required to keep the policy In Force, repay policy loans, pay the Administrative Expense Charge or pay interest on the lien until the Total Accelerated Benefit is 80% of the policy's death benefit.

Any increase or decrease in the policy's death benefit will automatically be reflected in the calculation of the allowed limits at the time the increase or decrease becomes effective.

PHYSICIAN. Physician means an individual who is licensed to practice medicine and treat illness or injury in the state in which treatment is received and who is acting within the scope of that license. Physician does not include:

     1.   the Accelerated Benefit Insured; or

     2.   You; or

     3.   a person who lives with the Accelerated Benefit Insured or You; or

     4. a person who is part of the Accelerated Benefit Insured's or Your Immediate Family.

PROOF OF TERMINAL ILLNESS. Proof satisfactory to Us that the Accelerated Benefit Insured's life expectancy is 12 months or less from the date of Your request for the first Accelerated Benefit lump sum advance. This proof will include the certification of a Physician. We reserve the right to obtain a second medical opinion at Our expense. In the case of conflicting opinions, eligibility for benefits shall be determined by a third medical opinion that is provided by a Physician that is mutually acceptable to You, the Accelerated Benefit Insured and Us.

TERMINAL ILLNESS. Terminal Illness is a medical condition that with reasonable medical certainty, will result in the death of the Accelerated Benefit Insured in 12 months or less from the date of the Proof of Terminal Illness.

TOTAL ACCELERATED BENEFIT. The Total Accelerated Benefit on any date is calculated as (1)+(2)+(3)-(4) where;

     1.   is the amount of Accelerated Benefit lump sums advanced to You;

     2. is the amount of any additional Accelerated Benefit to pay premiums required to keep the policy In Force, repay policy loans or pay the Administrative Expense Charge;

     3. is the amount of the additional Accelerated Benefit used to pay interest on the lien established by Accelerated Benefits; and

     4.   is the amount of Accelerated Benefits previously repaid.

WE,OUR,US.

RiverSource Life Insurance Company

YOU, YOUR. The owner of the policy to which this rider is attached.

                                    BENEFITS

DESCRIPTION OF BENEFITS. We will advance an Accelerated Benefit to You if the Accelerated Benefit Insured develops a Terminal Illness, subject to the provisions of this rider. We will advance the Accelerated Benefit as a lump sum. Before payment to You of the first Accelerated Benefit lump sum advance We will require Proof of Terminal Illness.

An Accelerated Benefit will be advanced to You as a lump sum payment. An additional Accelerated Benefit may be used to pay premiums required to keep the policy In Force, repay policy loans, pay the

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Administrative Expense Charge or pay interest on the lien. WAIVER OF PREMIUMS OR
WAIVER OF MONTHLY DEDUCTIONS. If all of the following occur:

   1. a Waiver of Premium Rider or a Waiver of Monthly Deduction Rider on the Accelerated Benefit Insured is attached to the policy; and

   2. this rider is in force at the time of the claim for this rider's benefits; and

   3.   Proof of Terminal Illness is submitted and approved;

then for purposes of the Waiver of Premium Rider or for purposes of the Waiver of Monthly Deduction Rider, the Accelerated Benefit Insured will be deemed to be Totally Disabled for as long as the most recently provided Proof of Terminal Illness continues to apply.

CONDITIONS FOR ADVANCE OF AN ACCELERATED BENEFIT. The advance of an Accelerated Benefit is subject to the following conditions:

    1.   the policy must be In Force other than as Extended Term Insurance;
         and

    2. before the first Accelerated Benefit lump sum is advanced to You We must receive Proof of Terminal Illness, during the lifetime of the Insured, that is acceptable to Us; and

    3. the policy must have at least 12 months remaining from the date the Accelerated Benefit lump sum is advanced to You until its expiration, maturity, or Termination date, if any; and

    4. the amount of each Accelerated Benefit lump sum advanced to You must be at least $10,000; and

    5. the policy must not be legally or equitably assigned except to Us as security for the lien. We must receive an assignment form making Us assignee of the policy for the Total Accelerated Benefit. No changes to the policy are permitted without Our consent; and

    6. We must receive a consent form from all irrevocable beneficiaries and assignees, if any. We also reserve the right to require a consent form from a spouse, the Accelerated Benefit Insured, other beneficiaries, or any other person if, in Our discretion, such person's consent is necessary  to  protect  Our  interests.

This rider provides for the advance of a portion of the policy's death benefit. This is not meant to cause involuntarily access to proceeds ultimately payable to the beneficiary. Therefore, this benefit is not available:

     1. if either You or the Accelerated Benefit Insured is required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

     2. if either You or the Accelerated Benefit Insured is required by a government agency to use this benefit in order to apply for, obtain, or otherwise keep a government benefit or entitlement.

                   EFFECT OF RIDER BENEFITS ON POLICY VALUES

FUTURE BENEFIT ADJUSTMENT. A lien will be established against the policy's death benefit in an amount equal to the Total Accelerated Benefit.

INTEREST CHARGE. We will charge interest on the lien at the rate then in effect. The lien rate is an effective annual rate. It will not exceed the greatest of:

     1.   the current yield on 90 day Treasury bills; or

     2. if the policy has a loan provision, the policy loan interest rate expressed as an effective annual rate; or

     3. the current maximum statutory adjustable policy loan interest rate. The maximum statutory adjustable policy loan interest rate set for a policy year may not exceed a maximum limit which is the higher of:

          a. the Moody's Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Service, Inc. or any successor thereto, for the calendar month ending two months before the date of payment of an Accelerated Benefit; or

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          b.   the policy's guaranteed interest rate (for variable life
               insurance policies, the fixed account guaranteed interest rate) plus one percent per annum (1%).

However, the interest rate charged will never be greater than (2) above for the portion of the Total Accelerated Benefit that does not exceed the Policy Value that is available for policy loans. In addition, the portion of the Policy Value that does not exceed the Total Accelerated Benefit amount will earn interest, if applicable, at the same rate as if that amount were a policy loan. Interest will be charged daily and payable at the end of each Policy Year.

Interest on the Total Accelerated Benefit that becomes due will be paid by an additional Accelerated Benefit.

PREMIUMS AND MONTHLY DEDUCTIONS AFTER ACCELERATED BENEFIT. The advance of an Accelerated Benefit under this rider will have no effect on the amount of future premiums, if any, required under the policy.

If the policy requires regularly scheduled premiums, We will continue to bill for premiums after an Accelerated Benefit lump sum advance. A regularly scheduled premium that becomes due may be paid by the proceeds of an additional Accelerated Benefit. Any premium not paid before the end of the grace period will cause the policy to lapse or Terminate in accordance with the provisions of the policy.

If the policy requires regular monthly deductions from the Policy Value, We will continue to make the monthly deductions after an Accelerated Benefit lump sum advance. Any premium payment that is required to prevent policy lapse may be paid by the proceeds of an additional Accelerated Benefit. Any such premium not paid before the end of the grace period will cause the policy to lapse or Terminate in accordance of the provisions of the policy.

EXISTING POLICY LOANS. An additional Accelerated Benefit will be used to repay any outstanding policy loans and unpaid loan interest immediately following the payment of an Accelerated Benefit lump sum advance. Future policy loans will also be immediately repaid with an additional Accelerated Benefit.

ACCESS TO CASH SURRENDER VALUE. Your access to the Cash Surrender Value of the policy for, if applicable, policy loans, partial surrenders, full surrender, or Reduced Paid-Up Insurance is limited to the excess, if any, of the Cash Surrender Value over the Total Accelerated Benefit at that point in time.

REPAYMENT OF LIEN. You may voluntarily repay all or any portion of the lien against the policy's death benefit. The lien must be immediately repaid:

     1. in full upon the death of the Accelerated Benefit Insured by deducting the Total Accelerated Benefit from the Proceeds payable upon death; or

     2. in full upon the Termination of the policy, by deducting the Total Accelerated Benefit from the Cash Surrender Value; or

     3. in full upon the election of or lapse to Reduced Paid-Up Insurance, by deducting the Total Accelerated Benefit from the Cash Surrender Value prior to the calculation of the amount of Reduced Paid-Up Insurance; or

     4. in part when the Total Accelerated Benefit exceeds the 80% of the policy's death benefit. The amount that must be repaid is equal to A minus B where:

          A.   is the Total Accelerated Benefit; and

          B.   is the 80% of the policy's death benefit.

          Any lien not repaid under this provision before the end of the grace period described in the policy will cause the policy to lapse or Terminate in accordance with its provisions.

EXTENDED TERM INSURANCE. If Extended Term Insurance is available, no part of any existing lien need be repaid at the time of election of or lapse to Extended Term Insurance, provided the Total Accelerated Benefit does not exceed the 80% of the policy's death benefit immediately after such election or lapse.

                               GENERAL PROVISIONS

REPRESENTATIONS AND CONTESTABILITY. All statements made in the application for this rider by or on behalf of the Accelerated Benefit Insured will, in the absence of fraud,

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be deemed representations and not warranties. The validity of this rider with respect to the Accelerated Benefit Insured will not be contestable after it has been in force for 2 years during the lifetime of the Accelerated Benefit Insured.

Any increase in coverage effective after the Policy Date or any reinstatement will not be contestable after such increase or reinstatement has been in force during the lifetime of the Accelerated Benefit Insured for 2 years from its Effective Date. A contest will be based only on the application for the increase or reinstatement.

LIMITATIONS. No benefit will be provided by this rider if Terminal Illness results from intentionally self-inflicted injuries.

REINSTATEMENT. If the policy is reinstated, this rider will also be reinstated. The lien, if any, that existed at the time of Termination and accrued interest thereon from the date of Termination to the date of reinstatement will be reinstated along with this rider.

CLAIMS. We must receive Your Written Request for an Accelerated Benefit lump sum advance on a form acceptable to Us. Upon receipt of Your request, We will provide a claim form within 15 days.

Benefits will be paid upon Our receipt of the following:

1.   Proof of Terminal Illness; and

2.   information sufficient to determine Our liability; and

3. if payment depends on the action of parties other than Us, the date that legal impediments to payment are resolved and sufficient evidence is provided to Us.

When benefits are paid, You and any irrevocable beneficiaries will be provided with a statement demonstrating the effect of the Accelerated Benefit payment on the policy value, death benefit and policy loans for the policy.

Any Accelerated Benefit lump sum advance will only be paid to You or Your estate while the Insured is living, unless the benefit has been otherwise assigned or designated by You.

If the Insured dies before any Accelerated Benefit lump sum is advanced to You, the payment of the Accelerated Benefit lump sum advance will not be made and any death benefit will be paid under the terms of the policy

RIDER TERMINATION. This rider will terminate on the earliest of the following:

1.   the date the policy Terminates; or

2.   the date of death of the Insured; or

3. the effective date of Your request, by Written Request, or other requests acceptable to Us, that coverage terminates.

The effective date of Your request is the date We receive Your Written Request, or a later date if specified in Your request. If We accept a request for termination by other than Written Request, the effective date of Your request is the date We receive Your request, or a later date if specified in Your request.

See the provision entitled Repayment of Lien for additional information on the effect of any lien when the policy Terminates.

This rider is issued as of the Policy Date of the policy unless a different date is shown under Policy Data.

RIVERSOURCE LIFE INSURANCE COMPANY

-s- Thomas R. Moore
--------------------------------
SECRETARY

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